Filed pursuant to Rule 424(b)(3)
Registration No. 333-200464

LIGHTSTONE REAL ESTATE INCOME TRUST INC.
SUPPLEMENT NO. 4, DATED MARCH 18, 2016,
TO THE PROSPECTUS, DATED APRIL 29, 2015

This prospectus supplement, dated March 18, 2016 (“Supplement No. 4”) is part of the prospectus of Lightstone Real Estate Income Trust Inc. (the “Company,” “we,” “us” or “our”), dated April 29, 2015 (the “Prospectus), as supplemented by Supplement No. 1, dated June 26, 2015 (“Supplement No. 1”), Supplement No. 2, dated September 9, 2015 (“Supplement No. 2”), and Supplement No. 3, dated March 16, 2016 (“Supplement No. 3”). This Supplement No. 4 supplements, modifies or supersedes certain information contained in the Prospectus, Supplement No. 1, Supplement No. 2 and Supplement No. 3 and must be read in conjunction with the Prospectus, Supplement No. 1, Supplement No. 2 and Supplement No. 3. This Supplement No. 4 forms a part of, and must be accompanied by, the Prospectus.

The primary purposes of this Supplement No. 4 are to add disclosure relating to a subordinated unsecured loan from our sponsor:

PROSPECTUS UPDATES

Cover Page

The following bullet is hereby inserted after the tenth bullet on the Cover Page of the Prospectus:

•	“Our obligations under the subordinated unsecured loan from our sponsor will entitle our sponsor to repayment of principal and interest under the loan agreement, in addition to the liquidation distributions to which our sponsor is entitled, that will reduce the liquidation distributions available to holders of our Common Shares.”

The first paragraph underneath the table on the Cover Page of the Prospectus is hereby deleted in its entirety.

Prospectus Summary

The following disclosure is hereby inserted after the third sentence in the second paragraph underneath the heading “What is Lightstone Real Estate Income Trust Inc.?” on page 1 of the Prospectus:

“Our sponsor has committed to make a significant subordinated unsecured loan to us in order to increase the cash available for investment in real estate-related investments. See “Compensation Table.””

The following bullet is hereby inserted after the tenth bullet underneath the heading “Are there any risks involved in an investment in your Common Shares?” on page 2 of the Prospectus:

•	“Our obligations under the subordinated unsecured loan from our sponsor will entitle our sponsor to repayment of principal and interest under the loan agreement, in addition to the liquidation distributions to which our sponsor is entitled, that will reduce the liquidation distributions available to holders of our Common Shares.”

The following disclosure is hereby inserted immediately prior to the heading “In what types of real estate-related investments do you expect to invest?” on page 4 of the Prospectus:

“How will distributions be allocated among holders of Common Shares and the sponsor?

Our sponsor, which is majority owned by Mr. Lichtenstein, has committed to make a significant unsecured loan to us of up to $36.0 million, which is equivalent to 12% of the $300.0 million maximum offering amount. Specifically, the loan agreement with the sponsor provides for quarterly draws under the agreement in an amount equal to the product of (i) $10.00 minus the then-current estimated NAV per share, multiplied by (ii) the number of shares outstanding. The loan proceeds will be used to increase the cash available for investment in real estate-related investments. The loan agreement with the sponsor will continue until the earlier of: (i) the termination of this offering; (ii) loan proceeds under the agreement are equal to an aggregate of $36.0 million; and (iii) we receive gross offering proceeds of $300.0 million. The loan proceeds will have the effect of increasing our NAV per share until holders of our Common Shares have received liquidation distributions equal to their respective net investments plus a cumulative, pre-tax, non-compounded annual return of 8.0% on their respective net investments. The subordinated unsecured loan will bear interest at an annual rate of 1.48%, which is equal to the mid-term applicable federal rate as of March 2016. Interest will begin to accrue on the loan on the date of each quarterly draw on the loan, but no interest or principal will be due and payable to the sponsor until holders of our Common Shares have received liquidation distributions equal to their respective net investments plus a cumulative, pre-tax, non-compounded annual return of 8.0% on their respective net investments. Thereafter, we will be obligated to repay the outstanding principal amount and accrued interest to the sponsor, as described in the loan agreement. In the unlikely event that additional liquidation distributions are available after we make the principal and interest payments to our sponsor under the loan agreement, such additional distributions will be paid to holders of our Common Shares and our sponsor: 85.0% of the aggregate amount will be payable to holders of our Common Shares and the remaining 15.0% will be payable to the sponsor. See “Compensation Table” and “Estimation of NAV and Sponsor Subordinated Loan Agreement.””

The following sentence is hereby inserted after the second sentence in the second paragraph underneath the heading “How will you use the proceeds raised in this offering?” on page 7 of the Prospectus:

“The table does not give effect to our loan agreement with our sponsor, which is described under “Estimation of NAV and Sponsor Subordinated Loan Agreement.””

The following section is hereby inserted at the end of the table underneath the heading “How will you use the proceeds raised in this offering?” on page 8 of the Prospectus:

“Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 Common Shares) /Maximum Offering (30 Million Common Shares)*
Liquidation Distributions and Subordinated Loan Obligations to the Sponsor

We cannot guarantee that holders of our Common Shares will receive the cumulative, pre-tax, non-compounded annual return discussed below, which we disclose solely in order to describe the compensation arrangements to which we are subject.

Distributions in connection with our liquidation initially will be made to holders of our Common Shares, until holders of our Common Shares have received liquidation distributions equal to their respective net investments plus a cumulative, pre-tax, non-compounded annual return of 8.0% on their respective net investments.

Thereafter, we will be obligated to repay the outstanding principal amount and accrued interest to the sponsor, as described in the loan agreement with our sponsor. In the unlikely event that additional liquidation distributions are available after we make the principal and interest payments to our sponsor under the loan agreement, such additional distributions will be paid to holders of our Common Shares and our sponsor: 85.0% of the aggregate amount will be payable to holders of our Common Shares and the remaining 15.0% will be payable to the sponsor.

With respect to holders of our Common Shares, “net investment” means $10.00 per Common Share, less a pro rata share of any proceeds received from the sale, other disposition or refinancing of assets.

The actual amounts of any future liquidation distributions cannot be determined at the present time.”

The following paragraph is hereby inserted after the first paragraph underneath the heading “What kind of offering is this?” on page 17 of the Prospectus:

“In accordance with the terms of the subordinated unsecured loan from our sponsor, we will repay the outstanding principal amount and accrued interest as described in the loan agreement to the sponsor after holders of Common Shares have received certain liquidation distributions described in the sections of this prospectus titled “Compensation Table” and “Estimation of NAV and Sponsor Subordinated Loan Agreement.””

The following disclosure is hereby inserted immediately prior to the heading “When will I get my detailed tax information?” on page 21 of the Prospectus:

“When will you estimate per share net asset value?

Beginning with the NAV pricing date (as described below), we will estimate the per share value of our Common Shares, or NAV. For purposes of this prospectus, the NAV pricing date means the date on which we first publish an estimated per share NAV, which we expect to be on or prior to April 11, 2016. Prior to the NAV pricing date, your customer account statement will report the value of your Common Shares as equal to the gross offering price in this offering. Beginning with the NAV pricing date, your customer account statement will report the value of your Common Shares as equal to the estimated NAV of our Common Shares.

Our advisor, along with the material assistance or confirmation of a third party valuation expert or service, will be responsible for calculating our NAV, which will likely be done on a quarterly basis unless and until our Common Shares are approved for listing on a national securities exchange. Our board of directors will review each estimate of NAV.”

Risk Factors

The following disclosure is hereby inserted immediately prior to the heading “Risks Related to Conflicts of Interest” on page 27 of the Prospectus:

“We intend to disclose an estimated NAV per Common Share prior to the conclusion of this offering, and such estimated NAV per share may be lower than the purchase price you pay for Common Shares in this offering. The estimated NAV per share may not be an accurate reflection of the fair value of our assets and liabilities and likely will not represent the amount of net proceeds that would result if we were liquidated or dissolved or completed a merger or other sale of our Company.

Recent amendments to rules promulgated by FINRA require us to disclose an estimated NAV per share of our Common Shares no later than May 10, 2017, which is 150 days following the second anniversary of the date on which we broke escrow in this offering, although we intend to provide an estimated NAV per share earlier than required by FINRA. We intend to provide an estimated NAV per share prior to the conclusion of this offering, and our board of directors may determine to modify the offering price, including the price at which the shares are offered pursuant to the DRIP, to reflect the estimated NAV per share.

The price at which you purchase shares and any subsequent estimated values are likely to differ from the price at which you could resell such shares because: (i) there is no public trading market for our shares at this time; (ii) the purchase price does not reflect, and will not reflect, the fair value of our assets as we acquire them, nor does it represent the amount of net proceeds that would result from an immediate liquidation of our assets or sale of our company, because the amount of proceeds available for investment from our offering is net of selling commissions, dealer manager fees, other organizational and offering expense reimbursements and acquisition fees and expenses; (iii) the estimated value does not take into account how market fluctuations affect the value of our investments, including how the current conditions in the financial and real estate markets may affect the values of our investments; (iv) the estimated value does not take into account how developments related to individual assets may increase or decrease the value of our portfolio; and (v) the estimated value does not take into account any portfolio premium or premiums to value that may be achieved in a liquidation of our assets or sale of our portfolio.”

The second and third paragraphs underneath the risk factor titled “If the fiduciary of an employee pension benefit plan subject to ERISA (such as a profit-sharing, Section 401(k) or pension plan) or any other retirement plan or account fails to meet the fiduciary and other standards under ERISA or the Code as a result of an investment in our Common Shares, the fiduciary could be subject to damages, penalties or other sanctions.” on page 58 of the Prospectus are hereby deleted and replaced with the following:

“With respect to the annual valuation requirements described above, we expect to provide an estimated NAV for our Common Shares quarterly. Prior to the NAV pricing date, our customers’ account statements will report the value of our Common Shares as equal to the gross offering price in this offering. Following the NAV pricing date, we expect to provide a per share estimated NAV that is developed from data supported by appraisals of our assets and operations.

This estimated NAV is not likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your Common Shares. Accordingly, we can make no assurances that such estimated NAV will satisfy the applicable annual valuation requirements under ERISA and the Code. The Department of Labor or the IRS may determine that a plan fiduciary or an IRA custodian is required to take further steps to determine the value of our Common Shares. In the absence of an appropriate determination of value, a plan fiduciary or an IRA custodian may be subject to damages, penalties or other sanctions.”

Estimated Use of Proceeds

The following disclosure is hereby inserted after the first sentence in the second paragraph underneath the heading “Estimated Use of Proceeds” on page 60 of the Prospectus:

“The table does not give effect to the subordinated unsecured loan from our sponsor, which is described under “Compensation Table” and “Estimation of NAV and Sponsor Subordinated Loan Agreement.””

The sixth footnote to the table underneath the heading “Estimated Use of Proceeds” on page 60 of the Prospectus is hereby deleted and replaced with the following:

(6)	Includes amounts anticipated to be invested in investments or distributed, net of fees, expenses and initial working capital reserves. This table does not include the effect of the sponsor’s subordinated unsecured loan to us. The sponsor, which is majority owned by Mr. Lichtenstein, committed to make a significant subordinated unsecured loan to us of up to $36.0 million, which is equivalent to 12% of the $300.0 million maximum offering amount. Specifically, the loan agreement with the sponsor provides for quarterly draws under the agreement in an amount equal to the product of (i) $10.00 minus the then-current estimated NAV per share, multiplied by (ii) the number of shares outstanding. The loan proceeds will be used to increase the cash available for investment in real estate-related investments. The loan agreement with the sponsor will continue until the earlier of: (i) the termination of this offering; (ii) loan proceeds under the agreement are equal to an aggregate of $36.0 million; and (iii) we receive gross offering proceeds of $300.0 million. The loan proceeds will have the effect of increasing our NAV per share until holders of our Common Shares have received liquidation distributions equal to their respective net investments plus a cumulative, pre-tax, non-compounded annual return of 8.0% on their respective net investments. The subordinated unsecured loan will bear interest at an annual rate of 1.48%, which is equal to the mid-term applicable federal rate as of March 2016. Interest will begin to accrue on the loan on the date of each quarterly draw on the loan, but no interest or principal will be due and payable to the sponsor until holders of our Common Shares have received liquidation distributions equal to their respective net investments plus a cumulative, pre-tax, non-compounded annual return of 8.0% on their respective net investments. Thereafter, we will be obligated to repay the outstanding principal amount and accrued interest to the sponsor, as described in the loan agreement. We cannot guarantee that holders of our Common Shares will receive the foregoing cumulative, pre-tax, non-compounded annual return. For more information regarding the sponsor’s subordinated unsecured loan to us, please see the section of this prospectus titled “Estimation of NAV and Sponsor Subordinated Loan Agreement.”

Estimation of NAV and Sponsor Subordinated Loan Agreement

The following disclosure is hereby added as a new section immediately prior to “MANAGEMENT” on page 63 of the Prospectus:

“ESTIMATION OF NAV AND SPONSOR SUBORDINATED LOAN AGREEMENT

Estimation of NAV

In October 2014, the SEC approved amendments to FINRA Rule 2310 and NASD Rule 2340 to modify the requirements relating to the inclusion of per share estimated value for non-traded REITs in customer account statements. Pursuant to these rules, our stockholders’ customer account statements must include an estimated value of our Common Shares by April 2016 using one of two methods: the “net investment method” or the “appraised value method.” Under the net investment method, the statement amount for an investment in Common Shares would be equal to the gross offering price per share less organization and offering expenses (including selling commissions, dealer manager fees and other organization expenses) that are paid from gross proceeds of this offering. Under the appraised value method, the statement amount for an investment in Common Shares would be based on valuations of our assets and liabilities performed at least annually with the assistance or confirmation of a third-party valuation expert or service. We intend to implement the appraised value method, as described in further detail below.

Unless and until our Common Shares are listed for trading on a national securities exchange, it is not expected that a public market for our shares will develop. We expect to provide a per share estimated NAV of our Common Shares as determined by our board of directors, with the material assistance or confirmation of a third party valuation expert or service referred to herein as the “independent valuation expert,” no later than April 11, 2016. From and after the NAV pricing date, we expect to update our estimate of NAV on a quarterly basis. These estimates will not reflect the proceeds you would receive upon our liquidation or upon the sale of your shares.

Unless and until our Common Shares are listed, to assist in determining the per share estimated NAV, we will engage an independent valuation expert to value our real estate assets and related liabilities. The conclusions reached by our independent valuation expert will likely be based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct, as well as a number of caveats and conditions. While our board of directors will rely on our independent valuation expert’s valuation, our board of directors will, as appropriate, consider other factors. Our board of directors will have sole discretion to accept or revise the valuation, and our board of directors will be ultimately and solely responsible for estimating per share NAV. Further, neither the gross offering price of our shares nor any future estimated NAV is likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your shares.

To estimate per share NAV, our independent valuation expert will, consistent with the guidelines established by the Investment Program Association, estimate the value of our real estate and other assets using a discounted cash flow analysis for our real estate assets and subtracting the fair value of our liabilities, along with any value allocable to preferred securities and the present value of any estimated incentive fees, participations or special interests held by or allocable to our sponsor, our advisor or our management from the fair value of our assets, assuming that we liquidate our assets on the date of the estimated NAV. The aggregate NAV will be divided by the total number of Common Shares outstanding on a fully-diluted basis to arrive at an estimated NAV per share.

Sponsor Subordinated Loan Agreement

Our sponsor has committed to make a significant subordinated unsecured loan to the company of up to $36.0 million, which is equivalent to 12.0% of the $300.0 million maximum offering amount of Common Shares. Specifically, the loan agreement with the sponsor provides for quarterly draws under the agreement in an amount equal to the product of (i) $10.00 minus the then-current estimated NAV per share, multiplied by (ii) the number of Common Shares outstanding. The loan proceeds will be used to increase the cash available for investment in real estate-related investments. The subordinated unsecured loan will bear interest at a rate of 1.48%, which is equal to the mid-term applicable federal rate as of March 2016. Interest will begin to accrue on the loan on the date of each quarterly draw on the loan, but no interest or principal will be due and payable to the sponsor until holders of our Common Shares have received liquidation distributions equal to their respective net investments plus a cumulative, pre-tax, non-compounded annual return of 8.0% on their respective net investments.

The loan agreement with the sponsor will continue until the earlier of: (i) the termination of this offering; (ii) loan proceeds under the agreement are equal to an aggregate of $36.0 million; and (iii) we receive gross offering proceeds of $300.0 million. The loan proceeds will have the effect of increasing our NAV per share until holders of our Common Shares have received distributions equal to their respective net investments plus a cumulative, pre-tax, non-compounded annual return of 8.0% on their respective net investments. We cannot guarantee that holders of our Common Shares will receive the foregoing cumulative, pre-tax, non-compounded annual return.

Distributions in connection with our liquidation initially will be made to holders of our Common Shares, until holders of our Common Shares have received liquidation distributions equal to their respective net investments plus a cumulative, pre-tax, non-compounded annual return of 8.0% on their respective net investments. Thereafter, we will be obligated to repay the outstanding principal amount and accrued interest to the sponsor, as described in the loan agreement. In the unlikely event that additional liquidation distributions are available after we make the principal and interest payments to our sponsor under the loan agreement, such additional distributions will be paid to holders of our Common Shares and our sponsor: 85.0% of the aggregate amount will be payable to holders of our Common Shares and the remaining 15.0% will be payable to the sponsor.

The below table illustrates the amount of loan proceeds advanced under the loan agreement from the sponsor in three hypothetical scenarios: (i) a 20% decrease in the value of our assets, (ii) no change in the value of our assets and (iii) a 20% increase in the value of our assets, each shown without including the effect of the loan proceeds on our assets. The table assumes that we sell the maximum of 30.0 million Common Shares in this offering, in each case at an offering price of $10.00 per share, and does not give effect to special sales or volume discounts which could reduce selling commissions or dealer manager fees. Thus, the “no change” column below reflects estimated NAV of $264.0 million before the addition of loan proceeds ($300.0 million in gross proceeds from our primary offering less $36.0 million in selling commissions, dealer manager fees and other organization and offering expenses). The below table contains a number of assumptions, and the estimated NAV amounts presented in the table are shown for illustrative purposes only. We have not yet estimated NAV, and our estimated NAV will likely differ significantly from the amounts assumed in the table below. For example, as of December 31, 2015, we had received aggregate gross proceeds of $[●] million from the sale of approximately [●] Common Shares in our initial public offering, which is significantly less than the maximum offering amount used in the below table.

	Change in Asset Value
	20% Decrease	No Change	20% Increase
Estimated NAV prior to addition of loan proceeds	$211,200,000	$264,000,000	$316,800,000
Common Shares outstanding	30,000,000	30,000,000	30,000,000
Estimated NAV per Common Share	$7.04	$8.80	$10.56
Amount of loan proceeds from sponsor	$36,000,000	$36,000,000	$0
Estimated NAV per Common Share after addition of loan proceeds	$8.24	$10.00	$10.56

The sponsor has committed to loan up to $36.0 million to us under a subordinated unsecured loan agreement with the intention of maintaining an estimated per share NAV of $10.00 or greater. As reflected in the above table, the sponsor will have no obligation to advance loan funds in a given quarter if the estimated per share NAV for that quarter is equal to or greater than $10.00. Moreover, there is no assurance that estimated per share NAV will be $10.00 or greater, even after taking the proceeds of the sponsor’s loan into account.

Under the terms of our charter, the sponsor cannot make a loan to us unless the loan is approved by a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than a comparable loan between unaffiliated parties. Our board of directors, including a majority of independent directors not otherwise interested in the transaction, has approved the subordinated unsecured loan from the sponsor.”

Compensation Table

The following section is hereby inserted at the end of the table in the “Compensation Table” section on page 72 of the Prospectus:

Type of Compensation	Determination of Amount	Estimated Amount for Minimum Offering (200,000 Common Shares)/ Maximum Offering (30 Million Common Shares)*
“Liquidation Distributions and Subordinated Loan Obligations to the Sponsor(9)

We cannot guarantee that holders of our Common Shares will receive the cumulative, pre-tax, non-compounded annual return discussed below, which we disclose solely in order to describe the compensation arrangements to which we are subject.

Distributions in connection with our liquidation initially will be made to holders of our Common Shares, until holders of our Common Shares have received liquidation distributions equal to their respective net investments plus a cumulative, pre-tax, non-compounded annual return of 8.0% on their respective net investments.

Thereafter, we will be obligated to repay the outstanding principal amount and accrued interest to the sponsor, as described in the loan agreement with our sponsor. In the unlikely event that additional liquidation distributions are available after we make the principal and interest payments to our sponsor under the loan agreement, such additional distributions will be paid to holders of our Common Shares and our sponsor: 85.0% of the aggregate amount will be payable to holders of our Common Shares and the remaining 15.0% will be payable to the sponsor.

With respect to holders of our Common Shares, “net investment” means $10.00 per Common Share, less a pro rata share of any proceeds received from the sale, other disposition or refinancing of assets.

The actual amounts of any future liquidation distributions cannot be determined at the present time.”

The following footnote is hereby added after footnote 8 to the table in the “Compensation Table” section on page 79 of the Prospectus:

“(9)	Upon a listing of our Common Shares on a national securities exchange, liquidation distributions will be payable to our sponsor in an amount equal to the amount that would be payable to the sponsor in a liquidation. In the event of a listing, at the option of the sponsor, the liquidation distributions will be payable in cash or Common Shares. If Common Shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, anticipate that they will be subject to restrictions on transferability. The market value of our outstanding Common Shares will be calculated based on the average market value of Common Shares issued and outstanding at listing over the 30 trading days beginning six months after the Common Shares are first listed.”

Prior Performance Summary

The following sentence is added after the first sentence of the sixth paragraph underneath the “Extended Stay” subheading on page 116 of the Prospectus:

“Our sponsor believes that Extended Stay’s Chapter 11 proceeding will not affect its ability to meet its commitment to fund the subordinated unsecured loan to us.”

ERISA Considerations

The third paragraph under the heading “Annual or More Frequent Valuation Requirement” on page 141 of the Prospectus is hereby deleted and replaced with the following:

“We expect to provide a per share estimated NAV of our Common Shares as determined by our board of directors, with the material assistance or confirmation of a third party valuation expert or service referred to herein as the “independent valuation expert,” no later than April 11, 2016. From and after the NAV pricing date, we expect to update our estimate of NAV on a quarterly basis. These estimates will not reflect the proceeds you would receive upon our liquidation or upon the sale of your shares.

Unless and until our Common Shares are listed, to assist in determining the per share estimated NAV, we will engage an independent valuation expert to value our real estate assets and related liabilities. The conclusions reached by our independent valuation expert will likely be based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct, as well as a number of caveats and conditions. While our board of directors will rely on our independent valuation expert’s valuation, our board of directors will, as appropriate, consider other factors. Our board of directors will have sole discretion to accept or revise the valuation, and our board of directors will be ultimately and solely responsible for estimating per share NAV. Further, neither the gross offering price of our shares nor any future estimated NAV is likely to reflect the proceeds you would receive upon our liquidation or upon the sale of your shares.

To estimate per share NAV, our independent valuation expert will, consistent with the guidelines established by the Investment Program Association, estimate the value of our real estate and other assets using a discounted cash flow analysis for our real estate assets and subtracting the fair value of our liabilities, along with any value allocable to preferred securities and the present value of any estimated incentive fees, participations or special interests held by or allocable to our sponsor, our advisor or our management from the fair value of our assets, assuming that we liquidate our assets on the date of the estimated NAV. The aggregate NAV will be divided by the total number of Common Shares outstanding on a fully-diluted basis to arrive at an estimated NAV per share.”

Plan of Distribution

The following paragraph is hereby inserted after the first paragraph under the heading “Compensation We Will Pay for the Sale of Our Common Shares” on page 159 of the Prospectus:

“Our sponsor has committed to make a significant subordinated unsecured loan to the company of up to $36.0 million, which is equivalent to 12.0% of the $300.0 million maximum offering amount of Common Shares. Specifically, the loan agreement with the sponsor provides for quarterly draws under the agreement in an amount equal to the product of (i) $10.00 minus the then-current estimated NAV per share, multiplied by (ii) the number of Common Shares outstanding. The loan proceeds will be used to increase the cash available for investment in real estate-related investments. The subordinated unsecured loan will bear interest at an annual rate of 1.48%, which is equal to the mid-term applicable federal rate as of March 2016. Interest will begin to accrue on the loan on the date of each quarterly draw on the loan, but no interest or principal will be due and payable to the sponsor until holders of our Common Shares have received liquidation distributions equal to their respective net investments plus a cumulative, pre-tax, non-compounded annual return of 8.0% on their respective net investments. Thereafter, we will be obligated to repay the outstanding principal amount and accrued interest to the sponsor, as described in the loan agreement. The loan agreement with the sponsor will continue until the earlier of: (i) the termination of this offering; (ii) loan proceeds under the agreement are equal to an aggregate of $36.0 million; and (iii) the company’s receipt of gross offering proceeds of $300.0 million. The table below does not account for the loan from the sponsor.”

Reports to Stockholders

The seventh paragraph under the heading “Reports to Stockholders” on page 168 of the Prospectus is hereby deleted and replaced with the following:

“Unless and until our Common Shares are listed for trading on a national securities exchange, it is not expected that a public market for our shares will develop. We expect to provide a per share estimated NAV of our Common Shares as determined by our advisor, along with the material assistance or confirmation of a third party valuation expert or service, no later than the NAV pricing date. From and after the NAV pricing date, we expect to update our estimate of NAV on a quarterly basis. These estimates will not reflect the proceeds you would receive upon our liquidation or upon the sale of your shares. In providing any estimate of NAV per Common Share, neither we nor our affiliates thereby make any warranty, guarantee or representation that (i) we or our stockholders, upon liquidation, will actually realize the estimated NAV per Common Share or (ii) our stockholders will realize the estimated NAV per Common Share if they attempt to sell their Common Shares.”